        Exhibit 99.2

VOLCAN HOLDINGS INC.

OTCBB TICKER SYMBOL: VOHO

34/50 Bridge Street, Sydney NSW 2000

Telephone:

+61 2 8216 0777
PO Box 114 Bondi, NSW 2026

Facsimile:

+61 2 8216 0788

Email:  sholomfeldman@gmail.com

Web:

www.volcan.com.au

VOLCAN HOLDINGS AUSTRALIAN VOLCANIC BAUXITE PROJECTS UPDATE

News Release 31st December 2008

Volcan Holdings Inc., through its wholly-owned subsidiary Volcan Australia Corporation Pty Ltd, has secured tenement access to over 4,000km2 of bauxite-prospective ground in New South Wales, Australia.  The tenements are located in the northern and southern parts of the state and encompass two large volcanic provinces known to host widespread deposits of bauxite.  The bauxite deposits in these provinces are very different to the traditional deposits mined in many parts of the world, and appear to have been formed by a unique combination of volcanic and weathering processes to produce gibbsite-rich rocks with high available aluminium (up to 60%) and low reactive silica (as low as 1.5%), when concentrated near ancient basaltic volcanic vents.

Project highlights to-date include:-

1.

Bauxite exploration tenements secured and offered for grant by the New South Wales Department of Primary Industries includes, ELA 3506 in the Central Volcanic Province near Inverell covering approximately 1,000km2, and ELA 3595 in the Monaro Volcanic Province near Cooma covering more than 3,500km2.  Total prospective area >4,500km2.

2.

Thick deposits of bauxitic rocks (greater than 20m) discovered in at least 3 large volcanic domes within Exploration License Application 3506, with the domes encompassing a total aggregate area of more than 70km2, and the potential to host world class deposits in the hundreds of millions of tons just within these 3 dome structures covering only about 2% of the prospective area, with potential for identification of billions of tons of resource within our various project areas. Such world class sized deposits, should they be of sufficient economic grade, as we believe our projects host based on our results to date as detailed below, typically can generate annual revenues in the billions of dollars. Our goal is to mine sufficient high grade bauxite to profitably produce through refining and smelting a minimum of 5 million tons of aluminum per annum. At current aluminum prices of $1,500 per ton, 5 million tons of aluminum per annum would generate annual revenues of $7.5 billion.

3.

Outcrop sampling across one of the largest target domes, has confirmed the existence of significant deposits of commercial grade bauxite, with available Al and reactive Si percentages ranging up to 59% Al, and as low as 1.2% Si.  Current grade modelling indicates averages of Al = 38% & Si = 3% across the area sampled to-date.

4.

Hydrothermally altered basaltic volcaniclastic rocks hosting rich concentrations of almost pure gibbsite have also been found in suspected near-vent locations within parts of these domes yielding Al values as high as 59% and Si values as low as 1.2%.

5.

The samples taken to date have shown in the lab to be suitable for low-temperature refining using the Bayer Process. This is a serious advantage for the economics of bauxite refining, as low-temperature refining uses significantly less energy than the high temperature refining necessary in many other bauxite projects, which is one of the main ongoing operating costs in those projects rendering many uneconomic in the current climate.

6.

Numerous volcanic structures hosting bauxite deposits have also been identified within ELA 3595, while deep drilling and stratigraphic mapping has determined that approximately 9% of the entire vertical volcanic pile in the Monaro Volcanic Province is bauxitic.

7.

Bauxite deposits in both tenement areas are close to potentially available sources of power and water that may support refinery development for local processing of economic deposits.

For the detailed update report, including colored maps, please see www.volcan.com.au